EXHIBIT 11
                             SMITHFIELD FOODS, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE

Income and the number of shares used in the computation of net income per common and common equivalent shares were computed as follows:
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                                            52 Weeks         52 Weeks          52 Weeks
                                             Ended             Ended            Ended
Income                                    April 30,1995     May 1, 1994      May 2, 1993
Net income                                 $27,840,000      $19,702,000      $ 3,989,000
Dividends accumulated for
   Series B preferred stock                   (675,000)        (675,000)        (365,000)

   Net income available to
      common stockholders                  $27,165,000      $19,027,000      $ 3,624,000


Shares

Weighted average common shares:
   Outstanding                              16,397,000       16,276,000       15,842,000
   Incremental common shares for
      outstanding stock options
      and dilutive preferred shares            662,000          492,000          530,000
         Common shares for computation      17,059,000       16,768,000       16,372,000

Net income per common share                    $1.59            $1.13            $ .22
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